NEWS FROM:		Exhibit 99.1

GRIFFIN INDUSTRIAL REALTY, INC.	CONTACT:
Anthony Galici
Chief Financial Officer
(860) 286-1307

GRIFFIN ANNOUNCES FISCAL 2017 THIRD QUARTER RESULTS

NEW YORK, NEW YORK (October 10, 2017) Griffin Industrial Realty, Inc. (Nasdaq: GRIF) (“Griffin”) reported total revenue for the three months ended August 31, 2017 (the “2017 third quarter”) of $9,954,000, as compared to total revenue of $7,265,000 for the three months ended August 31, 2016 (the “2016 third quarter”) and total revenue for the nine months ended August 31, 2017 (the “2017 nine month period”) of $35,020,000 as compared to total revenue of $20,471,000 for the nine months ended August 31, 2016 (the “2016 nine month period”). Total revenue for the 2017 third quarter and 2017 nine month period included revenue from property sales of $2,195,000 and $12,950,000, respectively. Total revenue for the 2016 third quarter and 2016 nine month period included revenue from property sales of $751,000 and $473,000, respectively.

Griffin reported net income of $1,329,000 and basic and diluted net income per share of $0.27 and $0.26, respectively, for the 2017 third quarter, as compared to a net loss of ($49,000) and a basic and diluted net loss per share of ($0.01) for the 2016 third quarter. Griffin reported net income of $5,117,000 and basic and diluted net income per share of $1.02 for the 2017 nine month period, as compared to a net loss of ($763,000) and a basic and diluted net loss per share of ($0.15) for the 2016 nine month period.

Griffin’s net income in the 2017 third quarter, as compared to the net loss in the 2016 third quarter, was principally due to an increase in pretax gain from property sales of $1,382,000 and an increase in profit from leasing activities (which Griffin defines as rental revenue less operating expenses of rental properties) of $1,094,000, partially offset by increases in depreciation and amortization expense and interest expense of $411,000 and $281,000, respectively, and an income tax provision of $704,000 in the 2017 third quarter as compared to an income tax benefit of $24,000 in the 2016 third quarter. Additionally, the 2017 third quarter included a pretax gain of $275,000 from the sale of Griffin’s holdings of the common stock of Centaur Media plc.

Griffin’s net income in the 2017 nine month period, as compared to a net loss in the 2016 nine month period, was principally due to increases in the pretax gain from property sales and profit from leasing activities of $9,755,000 and $1,390,000, respectively, partially offset by increases in depreciation and amortization expense, general and administrative expenses and interest expense of $833,000, $696,000 and $885,000, respectively, and an income tax provision of $2,806,000 in the 2017 nine month period as compared to an income tax benefit of $205,000 in the 2016 nine month period. The 2017 nine month period included the pretax gain from the sale of Griffin’s holdings of common stock of Centaur Media plc, whereas the 2016 nine month period included a pretax gain of $122,000 from the sale of assets.

The increase in the pretax gain on property sales in the 2017 third quarter, as compared to the 2016 third quarter, was principally due to a pretax gain of $1,890,000 on the sale of approximately 76 acres of undeveloped land in Southwick, Massachusetts (the “Southwick Land Sale”) that closed in the 2017 third quarter, as compared to a pretax gain of $558,000 in the 2016 third quarter from the recognition of revenue and gain from a land sale that closed in fiscal 2013 and was accounted for under the percentage of completion method. The increase in the pretax gain on property sales in the 2017 nine month period, as compared to the 2016 nine month period, was principally due to a pretax gain of $7,975,000 on the sale of approximately 67 acres of undeveloped land (the “2017 Phoenix Crossing Land Sale”) in Phoenix Crossing, an approximately 268 acre business park master planned by Griffin that straddles the town line between Windsor and Bloomfield, Connecticut, and the Southwick Land Sale.

Profit from leasing activities increased to $5,626,000 and $15,248,000 in the 2017 third quarter and 2017 nine month period, respectively, from $4,532,000 and $13,858,000 in the 2016 third quarter and 2016 nine month period, respectively. The increases in profit from leasing activities in the 2017 third quarter and 2017 nine month period versus the comparable periods in fiscal 2016 were driven by increases in rental revenue of $1,245,000 and $2,072,000 in the 2017 third quarter and 2017 nine month period, respectively, over the comparable 2016 periods. The increases in rental revenue reflect more space under lease in the 2017 third quarter and 2017 nine month period, as compared to the 2016 third quarter and 2016 nine month period, respectively, including 5210 Jaindl Boulevard (“5210 Jaindl”), an approximately 252,000 square foot industrial/warehouse building in the Lehigh Valley of Pennsylvania that was completed and fully leased in the second half of fiscal 2016, and 215 International Drive (“215 International”), an approximately 277,000 square foot industrial/warehouse building in Concord, North Carolina, that was acquired in the 2017 third quarter with a portion of the purchase price paid using the proceeds from the 2017 Phoenix Crossing Land Sale. 215 International is Griffin’s first property in the Charlotte, North Carolina area.

In the 2017 nine month period, Griffin’s space under lease increased by approximately 369,000 square feet as a result of the addition of approximately 277,000 square feet at 215 International (which was 74% leased when acquired with the remaining space leased during the 2017 third quarter) and two new leases aggregating approximately 104,000 square feet of industrial/warehouse space in New England Tradeport (“NE Tradeport”), Griffin’s industrial park in Windsor and East Granby, Connecticut, partially offset by a lease for approximately 12,000 square feet of office/flex space that expired in the 2017 nine month period. Partially offsetting the increases in rental revenue from more space under lease in the 2017 third quarter and 2017 nine month period were increases in operating expenses of rental properties in the 2017 third quarter and 2017 nine month period versus the comparable 2016 periods, principally due to operating expenses of 5210

Jaindl and 215 International and, for the 2017 nine month period, higher snow removal expenses incurred in the first half of the year.

The increases in depreciation and amortization expense in the 2017 third quarter and 2017 nine month period principally reflected the effect of 5210 Jaindl being completed and placed in service in the second half of fiscal 2016 and the acquisition of 215 International in the 2017 third quarter. The increase in general and administrative expenses in the 2017 nine month period principally reflected the write-off of costs related to a potential purchase of undeveloped land that was not completed and an increase in expenses related Griffin’s non-qualified deferred compensation plan. The increase in interest expense in the 2017 third quarter and 2017 nine month period principally reflected an increase in amounts outstanding under Griffin’s mortgage loans in the 2017 third quarter and 2017 nine month period as compared to the comparable 2016 periods. In addition, there was less interest capitalized in the 2017 nine month period as compared to the 2016 nine month period. The increase in mortgage loans principally reflects the financing of 5210 Jaindl in the second half of fiscal 2016 and a new mortgage loan on two previously unleveraged NE Tradeport buildings that became fully leased in the 2017 nine month period.

As of August 31, 2017, Griffin’s portfolio of rental properties included thirty-four buildings aggregating approximately 3,574,000 square feet which was 96% leased as compared to thirty-three buildings aggregating approximately 3,297,000 square feet which was 88% leased as of August 31, 2016. The increase in Griffin’s portfolio as of August 31, 2017 compared to August 31, 2016 reflects the acquisition of 215 International. As of August 31, 2017, Griffin’s industrial/warehouse portfolio of sixteen buildings in the Hartford, Connecticut area, five buildings in the Lehigh Valley and the recently acquired building in North Carolina aggregated approximately 3,141,000 square feet and were essentially fully leased. Griffin’s office/flex space of approximately 433,000 square feet was 71% leased as of August 31, 2017.

 Forward-Looking Statements:

This Press Release includes “forward-looking statements” within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended. Although Griffin believes that its plans, intentions and expectations reflected in such forward-looking statements are reasonable, it can give no assurance that such plans, intentions or expectations will be achieved. The forward-looking statements disclosed herein, are based on assumptions and estimates that, while considered reasonable by Griffin as of the date hereof, are inherently subject to significant business, economic, competitive and regulatory uncertainties and contingencies, many of which are beyond the control of Griffin. Griffin’s actual results could differ materially from those expressed or implied in these forward-looking statements as a result of various important factors, including those set forth in Item 1A under the heading “Risk Factors” in Griffin’s Annual Report on Form 10-K for the fiscal year ended November 30, 2016 and Griffin’s other reports filed with the Securities and Exchange Commission. Griffin disclaims any obligation to update any forward-looking statements as a result of developments occurring after the date of this press release except as required by law.

Griffin Industrial Realty, Inc.

Consolidated Statements of Operations

(amounts in thousands, except per share data)

(unaudited)

	For the Three Months Ended		For the Nine Months Ended
	Aug. 31, 2017	Aug. 31, 2016	Aug. 31, 2017	Aug. 31, 2016
Rental revenue (1)	$7,759	$6,514	$22,070	$19,998
Revenue from property sales (2)	2,195	751	12,950	473
Total revenue	9,954	7,265	35,020	20,471

Operating expenses of rental properties (1)	2,133	1,982	6,822	6,140
Depreciation and amortization expense	2,637	2,226	7,373	6,540
Costs related to property sales	255	193	2,915	193
General and administrative expenses	1,735	1,775	6,131	5,435
Total expenses	6,760	6,176	23,241	18,308

Operating income	3,194	1,089	11,779	2,163

Interest expense (3)	(1,443)	(1,162)	(4,200)	(3,315)
Gain on sale of common stock of Centaur Media plc	275	—	275	—
Gain on sale of assets	—	—	—	122
Investment income	7	—	69	62
Income (loss) before income tax (provision) benefit	2,033	(73)	7,923	(968)
Income tax (provision) benefit	(704)	24	(2,806)	205
Net income (loss)	$1,329	$(49)	$5,117	$(763)

Basic net income (loss) per common share	$0.27	$(0.01)	$1.02	$(0.15)

Diluted net income (loss) per common share	$0.26	$(0.01)	$1.02	$(0.15)

Weighted average common shares outstanding for computation of basic per share results	5,001	5,093	5,013	5,132

Weighted average common shares outstanding for computation of diluted per share results	5,028	5,093	5,037	5,132

(1) Profit from leasing activities:

	For the Three Months Ended		For the Nine Months Ended
	Aug. 31, 2017	Aug. 31, 2016	Aug. 31, 2017	Aug. 31, 2016
Rental revenue	$7,759	$6,514	$22,070	$19,998
Operating expenses of rental properties	2,133	1,982	6,822	6,140
Profit from leasing activities	$5,626	$4,532	$15,248	$13,858

(2) Revenue from property sales in the three months and nine months ended August 31, 2017 includes $2,100 from the sale of 76 acres of undeveloped land in Southwick, Massachusetts (the "Southwick Land Sale"). Revenue from property sales in the nine months ended August 31, 2017 includes $10,250 from the sale of approximately 67 acres of undeveloped land in Phoenix Crossing, $400 from the sale of approximately 6 acres of undeveloped land in Phoenix Crossing and the Southwick Land Sale.

Revenue from property sales in the three months and nine months ended August 31, 2016 includes only the recognition of revenue from the sale of approximately 90 acres of undeveloped land in Phoenix Crossing (the "2013 Phoenix Crossing Land Sale") that closed in fiscal 2013 and has been accounted for under the percentage of completion method.

As of August 31, 2017, Griffin has completed the offsite improvements required under the terms of the 2013 Phoenix Crossing Land Sale and all of the revenue and gain from the 2103 Phoenix Crossing Land Sale has been recognized.

(3) Interest expense is primarily for mortgages on Griffin’s rental properties.